SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2002

Omega Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland (State of Incorporation)	000-23953 (Commission File Number)	38-3382537 (I.R.S. Employer Identification No.)

900 Victors Way, Suite 345, Ann Arbor, Michigan 48108
(Address of Principal Executive Offices) (Zip Code)

(734) 887-0300
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Signature
Exhibit Index
Articles Supplementary Series C Preferred Stock
Share Exchange Agreement
Letter of Resignation of Essel W. Bailey, Jr.

Item 5. Other Events.

     Effective February 28, 2001, Omega Worldwide, Inc. (the “Company”) classified and designated 260,000 unissued shares of the Preferred Stock of the Company as shares of Series C Preferred Stock at $1 par value per share. See the full text of the Articles Supplementary Series C Preferred Stock, which is filed herewith as Exhibit 3 and is incorporated herein by reference.

     On February 28, 2001, the Company completed a share exchange pursuant to a Share Exchange Agreement (the “Share Exchange Agreement”) between the Company and Omega Healthcare Investors, Inc., a Maryland corporation (“OHI”). Pursuant to the Share Exchange Agreement, each of the 260,000 shares of the Company’s Series B Preferred Stock held by OHI was exchanged for one share of the Company’s Series C Preferred Stock. The 260,000 shares of the Company’s Series C Preferred Stock issued in the exchange were issued to Omega TRS I, Inc., a subsidiary of OHI. See the full text of the Share Exchange Agreement, which is filed herewith as Exhibit 10 and is incorporated herein by reference.

Item 6. Resignations of Registrant’s Directors.

     Mr. Essel W. Bailey, Jr. resigned as a Director of the Company by letter dated February 11, 2002. On March 25, 2002, Mr. Bailey wrote to the Company to state his reasons for leaving the Board of Directors of the Company.

     We are required to summarize Mr. Bailey’s disagreements relating to the operations, policies or practices of the Company as set forth in his March 25, 2002 letter. Mr. Bailey asserts that since the fall of 2000 he disagreed with decisions of the Board of Directors of the Company which he believes failed to protect the interests of stockholders vis-à-vis certain management personnel, permitted financial conflicts of interest detrimental to the Company to continue, permitted inaccurate or misleading accounting information to be recorded in the Company’s books and records, and failed to manage relationships with the Company’s partners and stakeholders which adversely affected the Company’s investments. Mr. Bailey goes on to assert the recently terminated merger negotiations between the Company and Principal Healthcare Finance Limited (“Principal-UK”) would have resulted in a very accretive transaction, and he therefore questioned whether the Board’s decisions were in the best interests of stockholders.

     The Company believes Mr. Bailey’s assertions are wholly without merit. Mr. Bailey was removed as chief executive officer of the Company by the Board of Directors in late July 2000. His letter acknowledges that his disagreements with the decisions of the Board of Directors, including those vis-à-vis management personnel, began very shortly thereafter.

     The March 25, 2002 letter states that Mr. Bailey is concerned about financial conflicts of interest. Mr. Bailey is a director of Principal-UK, and he and his wife have a substantial, personal economic investment in Principal-UK of 10% of the outstanding ordinary shares of Principal-UK. In November, 2000, as a result of potential conflicts between the Company and Principal-UK relating to a variety of issues, including a potential sale of the assets or shares of Principal-UK, the Board of Directors of the Company established a Special Committee of the Board comprised solely of Directors who do not have any material economic interest in

Principal-UK other than through the Company. Mr. Bailey was not selected to be on the Special Committee as a result of his economic interest in Principal-UK and his role as a director of Principal-UK.

     The Special Committee of the Board of the Company has engaged its own independent financial advisor, UBS Warburg, and its own independent legal advisor to assist it in evaluating proposed transactions involving Principal-UK. The Special Committee has explored and negotiated all proposals for transactions involving Principal-UK, including the possible business combination of the Company with Principal-UK as well as the possible sale of shares or assets of Principal-UK, independently and with the advice of its independent advisors. It should be noted that in the fall of 2001, Mr. Bailey was appointed to a newly established Corporate Governance Committee of the Board of the Directors; during his tenure on the Corporate Governance Committee, that committee took no action of record. In addition, Mr. Bailey was a member of the Audit Committee of the Company’s Board of Directors and voted in early February 2002 to approve the Company’s financial statements contained in the Company’s most recent quarterly report.

     Mr. Bailey’s statement that the proposed business combination of Principal-UK and the Company would have been very accretive is inaccurate, if he means to refer to the value of the holdings of the Company’s stockholders. Throughout the negotiation of the possible business combination, the board of directors of Principal-UK, of which Mr. Bailey is a member, insisted on a share for share exchange ratio. The Special Committee of the Company, after a thorough review with its financial advisor, UBS Warburg, determined that exchange ratio to be very dilutive to the value of the Company’s stock. Although the Company has been in disagreement with the board of Principal-UK, the Company has good relationships with the other equity and debt providers to its investees.

     The Company intends to continue to explore transactions to realize upon the value of its various equity and debt investments as well as its investment advisory and management services arrangements, and the Board of Directors of the Company has acted and will continue to act in the best interests of the Company and its stockholders. It should be noted that Mr. Bailey disclosed that he and his wife acquired an additional 100,000 shares of common stock of the Company in an amendment to his Schedule 13D filing with the Securities and Exchange Commission on March 15, 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)   Exhibits

3	Articles Supplementary Series C Preferred Stock dated February 28, 2001

10	Share Exchange Agreement, dated February 28, 2001, between Omega Worldwide, Inc. and Omega Healthcare Investors, Inc.

17	Letter of resignation of Essel W. Bailey, Jr. dated March 25, 2002

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omega Worldwide, Inc.

Date:	March 29, 2002

By: /s/ Ronald S. Elder Ronald S. Elder Chief Executive Officer

Exhibit Index

Exhibit No.	Description

3	Articles Supplementary Series C Preferred Stock dated February 28, 2001

10	Share Exchange Agreement, dated February 28, 2001, between Omega Worldwide, Inc. and Omega Healthcare Investors, Inc.

17	Letter of resignation of Essel W. Bailey, Jr. dated March 25, 2002